EXHIBIT  23.1


                    Consent of Independent Public Accountants





The  Board  of  Directors
SEMCO  Energy,  Inc.

We consent to the inclusion of our report dated January 21, 2000, with respect to the combined statements of financial position of ENSTAR Natural Gas Company (a division of SEMCO Energy, Inc.) and Alaska Pipeline Company (a subsidiary of SEMCO Energy, Inc.) as of December 31, 1999 and 1998, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K of SEMCO Energy, Inc. dated March 20, 2000.


KPMG  LLP


Anchorage,  Alaska
March  20,  2000